UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2020

NEW JERSEY RESOURCES CORPORATION
(Exact Name of registrant as specified in its charter)

New Jersey	001-08359	22-2376465
(State or Other	(Commission	(IRS Employer
Jurisdiction	File Number)	Identification No.)
of Incorporation)

1415 Wyckoff Road
Wall, New Jersey	07719
(Address of Principal Executive Offices)	(Zip Code)

(732) 938-1480
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $2.50 par value	NJR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01	Entry into a Material Definitive Agreement.

On April 24, 2020 (the “Closing Date”), New Jersey Resources Corporation (“NJR”), as borrower, entered into a 364-Day $250,000,000 Revolving Credit Facility, dated as of April 24, 2020 (the “Credit Facility”) with certain of its subsidiaries as Guarantors, the lenders party thereto, PNC Bank, National Association (“PNC Bank”) as Administrative Agent and PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and TD Bank, N.A., as Joint Lead Arrangers, and Truist Bank and TD Bank, N.A., as Co-Syndication Agents (the “Credit Agreement”). The Credit Facility is scheduled to terminate on April 23, 2021. Proceeds of the Credit Facility will be used to fund ongoing ordinary working capital requirements and other general corporate purposes of NJR. In connection with the Company’s entry into the Credit Facility, all outstanding borrowings under the Company’s $150,000,000 Revolving Line of Credit Facility, dated as of December 13, 2019 with PNC Bank, National Association, as amended (the “$150 Million Revolver”) were repaid from borrowings under the Revolving Credit Agreement (as hereinafter defined) and the $150 Million Revolver was terminated.

Borrowings under the Credit Facility bear interest at a rate based on LIBOR plus 1.625%. The commitment fee rate for the unused portion of the Credit Facility is an amount equal (a) prior to the ninetieth (90th) day after the Closing Date, 0.25%, or (b) on and after such date, 0.375%. On the six (6) month anniversary of the Closing Date (the “Conversion Date”), all outstanding amounts under the Credit Facility will convert to a term loan and all obligations outstanding or issued thereunder shall be due and payable in full on the Maturity Date (as defined in the Credit Agreement). Prior to the Conversion Date, amounts repaid at any time under the Credit Facility may be reborrowed. Voluntary reductions of the unutilized portion of the Credit Facility commitments will be permitted at any time, in minimum principal amounts provided in the Credit Agreement, without premium or penalty, subject to payment of breakage costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period, or any other provisions contained in the loan documentation related to the Credit Facility.

The Credit Facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type and substantially the same as set forth in the Amended and Restated Credit Agreement dated as of December 5, 2018, by and among NJR, the guarantors thereto, the lenders party thereto, PNC Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, as Syndication Agents, and Bank of America, N.A., Mizuho Bank, Ltd. and TD Bank, N.A., as Documentation Agents (the “Revolving Credit Agreement”), including, but not limited to, cross default for breaches of the Revolving Credit Agreement. The occurrence of an event of default under the Credit Facility could result in all loans and other obligations of NJR under the Credit Agreement becoming immediately due and payable and the Credit Facility being terminated.

On April 23, 2020, NJR, as borrower, entered into an amendment to the $350,000,000 Senior 364-Day Term Loan Facility (the “$350M Leaf River Term Loan”) dated, as of October 9, 2019, by and among New Jersey Resources Corporation and each of the Guarantors party thereto and the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner (the “First Amendment”, and together with the $350M Leaf River Term Loan, the “Bridge Facility”) to clarify that the Credit Facility is not a “Debt Issuance” that requires prepayment of the Bridge Facility. All of the other terms and conditions set forth in the Bridge Facility remain unchanged. For a description of the Bridge Facility see NJR’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 11, 2019.

A copy of the Credit Facility and the First Amendment are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01. The foregoing summary of the Credit Facility and the First Amendment is qualified in its entirety by reference to the text of the Credit Facility and the First Amendment filed herewith.

NJR and its affiliates regularly engage PNC Bank and Wells Fargo to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.1	364-Day $250,000,000 Revolving Credit Facility, dated as of April 24, 2020 by and among New Jersey Resources Corporation and each of the Guarantors party thereto and the lenders party thereto, and PNC Bank, National Association and PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and TD Bank, N.A., as Joint Lead Arrangers, and Truist Bank and TD Bank, N.A., as Co- Syndication Agents

10.2	First Amendment to the Term Loan Credit Agreement, dated as of April 23, 2020, by and among New Jersey Resources Corporation and each of the Guarantors party thereto and the lenders party thereto and Wells Fargo Bank, National Association and Wells Fargo Securities, LLC

104	Cover page in Inline XBRL format

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

Date: April 27, 2020	By:	/s/ Patrick J. Migliaccio
Patrick J. Migliaccio
Senior Vice President and Chief Financial
Officer